Exhibit (d)(42)(iv)

FORM OF AMENDMENT NO. 4

TO SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated January 9, 2023

by and between

EA Series Trust and

Empowered Funds, LLC

	Fee	Effective
Strive U.S. Energy ETF	0.41%	July 26, 2022
Strive U.S. Semiconductor ETF	0.40%	July 26, 2022
Strive U.S. Technology ETF	0.39%	July 26, 2022
Strive Emerging Ex-China ETF	0.32%	January 9, 2023
Strive 500 ETF	0.0545%	September 7, 2022
Strive 1000 Dividend Growth ETF	0.35%	November 7, 2022
Strive 1000 Growth ETF	0.18%	November 7, 2022
Strive 1000 Value ETF	0.18%	November 7, 2022
Strive 2000 ETF	0.18%	November 7, 2022

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 by their respective duly authorized officers as of January 9, 2023.

EA SERIES TRUST
On behalf of its series funds listed on Schedule A

Attest:	By:
	Name:	Michael Pagano, Ph.D.
	Title:	Trustee

EMPOWERED FUNDS, LLC

Attest:	By:
	Name:	Wesley R. Gray
	Title:	Manager